Exhibit 10.1

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated the 8th day of December, 2015, is made and entered into by and between Cornerstone Community Bank, a banking corporation organized under the laws of the State of Tennessee (the “Bank”), and James R. Vercoe, Jr., a resident of the State of Tennessee (the “Employee”). The Bank and the Employee are sometimes referred to collectively in this Amendment as the “Parties,” and each of the Bank and the Employee is sometimes referred to individually in this Amendment as a “Party.”

RECITALS

WHEREAS, the Parties are party to that certain Employment Agreement dated December 5, 2014 (the “Employment Agreement”), providing for the Employee’s employment by the Bank;

WHEREAS, effective after the close of business on August 31, 2015, SmartFinancial, Inc., a Tennessee corporation, merged with and into Cornerstone Bancshares, Inc., a Tennessee corporation and the sole shareholder of and bank holding company for the Bank (the “Company”) (such merger, the “Merger”), with the Company being the corporation to survive the Merger;

WHEREAS, as a result of the Merger, the Employee’s position with the Bank changed, and the Parties desire to amend the Employment Agreement to reflect such change in the Employee’s position with the Bank; and

WHEREAS, Section 17 of the Employment Agreement requires that any amendment to the Employment Agreement be set forth in a written instrument signed by all of the Parties.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                  Defined Terms. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the Employment Agreement.

2.                  Employment Agreement Amendments. The Parties acknowledge and agree that the Employment Agreement is hereby amended as follows:

(a)                Amendment of Recitals. Paragraph “A” of the Recitals to the Employment Agreement is amended to read in its entirety as follows:

A. The Bank desires to employ the Employee as Executive Vice President and Relationship Team Manager, and the Employee desires to accept such employment.

(b)               Amendment of Section 2(a). Section 2(a) of the Employment Agreement is amended to read in its entirety as follows:

(a) Position(s). The Employee will be employed as Executive Vice President and Relationship Team Manager of the Bank and shall perform and discharge faithfully the duties and responsibilities which may be assigned to the Employee from time to time in connection with the conduct of the Bank’s business. The duties and responsibilities of the Employee shall be commensurate with those of individuals holding similar positions at other banks similarly situated. The Employee will report directly to the President of the Bank or such other officer as the Board of Directors may determine.

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(c)                Amendment of Section 6(b). Section 6(b) of the Employment Agreement is amended to read in its entirety as follows:

(b) If within 12 months following a Change of Control the Employee terminates the Employee’s employment with the Bank (or any successor of or to the Bank) for Cause, the Employee (or in the event of the Employee’s subsequent death the Employee’s estate or designated beneficiary or beneficiaries, as the case may be) shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to (i) if termination is for Cause as defined in Section 1(f)(ii)(1) or Section 1(f)(ii)(3), two times the Employee’s Annual Base Salary as of the date of termination, such amount to be paid in full in one lump sum payment on the last day of the month following the date of termination of the Employee’s employment, or (ii) if termination is for Cause as defined in Section 1(f)(ii)(2), two times the Employee’s Annual Base Salary immediately before the reduction in salary and other compensation and benefits giving rise to termination, such amount to be paid in full in one lump sum payment on the last day of the month following the date of termination of the Employee’s employment. Additionally, the Employee will continue to receive the health insurance plan benefits then in effect for employees of the Bank for the lesser of (i) 12 months following termination and (ii) until such time as the Employee obtains other employment providing health insurance plan benefits, to include payment of any Bank-funded portion of the plan; provided, however, that the Bank may discontinue paying insurer(s) COBRA premiums for health insurance coverage for the applicable time period and instead provide a cash payment to the Employee (for the Employee to use as the Employee deems appropriate) equal to the amount of the remainder of such COBRA premiums in the event that the Bank determines that continued provision of a COBRA subsidy would cause a violation of applicable nondiscrimination rules.

3.                  Counterparts. This Amendment may be executed by the Parties in any number of counterparts (which may be delivered by facsimile, email, or other similar means of electronic transmission), each of which, when duly executed, shall be deemed an original and all of which together shall constitute one and the same instrument.

4.                  Governing Law. This Amendment shall in all respects be governed by and construed, interpreted, and enforced in accordance with the laws of the State of Tennessee, without regard to principles of conflict of laws.

5.                  Captions. The captions, headings, and section numbers appearing in this Amendment have been inserted for purposes of convenience of reference only and shall be given no force or effect in the construction or interpretation of this Amendment.

6.                  Ratification. Except as expressly amended by this Amendment, the Employment Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

7.                  Effective Date. This Amendment is entered into by the parties on the date first above written to be effective as of September 1, 2015.

(Signature Page Follows)

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IN WITNESS WHEREOF, each Party has executed and delivered this Amendment as of the day and year first above written.

BANK:	CORNERSTONE COMMUNITY BANK

	By:	/s/ Robert B. Watson
Robert B. Watson
President

EMPLOYEE:		/s/ James R. Vercoe, Jr.
James R. Vercoe, Jr.

(Signature Page to First Amendment to Employment Agreement)